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EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT
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     Australia Pty. Ltd (an Australian Limited Liability Company)

     france.internet.com SARL (a French Limited Liability Company)

     Intermedia Group, Inc. (a Massachusetts Corporation)

     internet.com Canada Corporation (a Nova Scotia Unlimited Liability Company)

     internet.com Limited (a United Kingdom Limited Company)

     I-Venture Management LLC (a Delaware Limited Liability Company)

     japan.internet.com K.K. (a Japanese Corporation)

     LinuxToday.com, Inc. (a Delaware Corporation)

     Sitch AB (a Swedish Corporation)

     ThinPlanet.com, Inc. (a California Corporation)

     israel.internet.com LLC (a Delaware Limited Liability Company)

     taiwan.internet.com LLC (a Delaware Limited Liability Company)

     asia.internet.com LLC (a Delaware Limited Liability Company)